Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: November 16, 2017	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR THE
FISCAL YEAR ENDED SEPTEMBER 30, 2017

•	HIGHER FISCAL 2017 GAAP EARNINGS OF $2.28 PER SHARE; HIGHER ADJUSTED EARNINGS OF $3.60 PER SHARE

•	COMPANY REPORTS RECORD GAAP OPERATING CASH FLOW OF $149.3 MILLION

•	CONSOLIDATED REVENUES INCREASE TO $1.52 BILLION, A NEW COMPANY RECORD

PITTSBURGH, PA, NOVEMBER 16, 2017 - Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced financial results for the fiscal year ended September 30, 2017.

Net income attributable to the Company for the fiscal year ended September 30, 2017 was $74.4 million, or $2.28 per share, compared to $66.7 million, or $2.03 per share for fiscal year 2016, representing an earnings per share increase of 12.3%. On a non-GAAP adjusted basis, fiscal 2017 earnings were $3.60 per share, compared to $3.38 a year ago (a reconciliation of non-GAAP financial information is provided in the table below). The increase in earnings per share primarily reflected the impact of higher sales for the Company’s Memorialization and Industrial Technologies segments, the realization of acquisition integration synergies, the impact of recent acquisitions and an improvement in the Company’s consolidated effective income tax rate.

The Company’s consolidated sales for the fiscal year ended September 30, 2017 were $1.52 billion, compared to $1.48 billion a year ago, representing an increase of $35.1 million and another new record for the Company. Higher sales for the current year resulted primarily from an increase in sales of cemetery memorial products and cremation equipment, sales growth in the U.K. and Asia Pacific brand markets, and higher sales of marking products for the Industrial Technologies segment. The impact of recent acquisitions also contributed to the increase in consolidated sales over last year. Changes in foreign currency exchange rates had an unfavorable impact of $12.8 million on the Company’s fiscal 2017 consolidated sales compared to last year.

Exhibit 99.1

Matthews International Corporation	2 of 6	November 16, 2017

The SGK Brand Solutions segment reported sales of $770.2 million for fiscal 2017, compared to $756.0 million last year. Sales growth in its U.K. and Asia Pacific markets and the impact of recent acquisitions were the principal contributors to the increase in sales. The segment’s sales in the U.S. and European markets were lower for the year primarily reflecting weaker brand market conditions. Changes in foreign currency exchange rates had an unfavorable impact of $12.1 million on the segment’s sales for fiscal 2017 compared to last year.

Sales for the Memorialization segment for fiscal 2017 were $615.9 million, compared to $610.1 million last year, representing an increase of $5.8 million. The increase reflected higher sales of cemetery memorial products and cremation equipment, which were partially offset by lower casket sales for fiscal 2017 as a result of an estimated decline in U.S. casketed deaths.

The Industrial Technologies segment reported sales of $129.5 million for the year ended September 30, 2017, compared to $114.3 million last year, representing an increase of $15.2 million, or 13.3%. The increase primarily resulted from higher sales of marking products and OEM solutions compared to last year.

Non-GAAP adjustments for fiscal 2017 included costs in connection with acquisition integrations, including the Company’s ERP implementation, costs in connection with the Company’s recent acquisitions (including asset step-up expense), charges related to recent cost reduction initiatives in several of the Company’s businesses, and loss recoveries. Non-GAAP adjustments last year primarily included acquisition integration costs (including inventory step-up expense).

Net income attributable to the Company for the quarter ended September 30, 2017 was $19.6 million, or $0.60 per share, compared to $23.9 million, or $0.74 per share, for the fourth fiscal quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2017 fourth quarter were $1.06 per share, compared to $1.08 per share a year ago. In addition, the Company recorded an additional $0.04 per share toward its fiscal year-to-date earnings per share related to an income tax benefit on equity compensation expense. Due to the nature of the benefit, accounting rules provide that the impact is only reflected in year-to-date earnings, but not the fourth quarter. The Company’s consolidated sales for the fiscal 2017 fourth quarter were $396.1 million, compared to $377.0 million a year ago. Higher sales for the current quarter resulted principally from an increase in sales for the Industrial Technologies segment, higher sales of cemetery memorial products and cremation equipment, and the impact of recent acquisitions.

In discussing the Company’s results for fiscal 2017, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

Exhibit 99.1

Matthews International Corporation	3 of 6	November 16, 2017

“Our results for fiscal 2017 once again demonstrated the fundamental strengths of our Company, which included strong cash flow generating operations as evidenced by our record operating cash flow in fiscal 2017, leading positions in stable markets that facilitate core organic growth, strategic investments, and a track record of successful acquisition integration. Despite challenges in the U.S. and European brands markets and a decline in a key Memorialization demographic (U.S. casketed deaths), the Company again reported earnings growth for the current fiscal year. In addition, the Company absorbed a $0.07 per share increase in equity compensation expense during the year due to required accounting for retirement-eligible employees and a $0.05 per share increase in costs related to its product development project in the Industrial Technologies segment.

“The Memorialization segment reported sales growth and higher operating profit for fiscal 2017 primarily reflecting higher sales of cemetery memorial products and cremation equipment. In addition, continued synergy realization from the Aurora acquisition and the benefits from ongoing operating productivity initiatives contributed to the segment’s improvement in operating results for the current fiscal year.

“Following a slow start to the current fiscal year due to sluggish market conditions, our Industrial Technologies segment posted a strong finish to fiscal 2017 as a result of sales growth for its core marking products and fulfillment systems. Further, as we move into fiscal 2018, order rates for fulfillment systems remained solid.

“In our SGK Brand Solutions segment, we are nearing completion of the SGK acquisition integration and related ERP implementation and, as a result, we expect a reduction in integration-related costs in fiscal 2018. In addition, another key ongoing benefit from the SGK integration and entity consolidation included a lower consolidated effective income tax rate, resulting from utilization of tax attributes in the Company’s U.S. and international operations.

“Our integration of Aurora Casket and other recent acquisitions will continue into fiscal 2018 and are progressing well. At September 30, 2017, we estimate additional remaining annual synergies from all current acquisition integration activity in the range of $15 million to be realized primarily over the next two fiscal years.

Mr. Bartolacci further stated: “Looking forward to fiscal 2018, we expect another good year for Matthews and continued growth in our adjusted earnings at a rate consistent with fiscal 2017. In addition, we are confident in the continued success of our recent investments and integration execution. However, we remain cautious with the continued slow brand market conditions in the U.S. and Europe as well as the current uncertainty with pending U.S. income tax legislation.”

Exhibit 99.1

Matthews International Corporation	4 of 6	November 16, 2017

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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Exhibit 99.1

Matthews International Corporation	5 of 6	November 16, 2017

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except share data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2017	2016	2017	2016
Sales	$396,064	$376,995	$1,515,608	$1,480,464
Cost of sales	(242,460)	(230,165)	(952,221)	(924,010)
Gross profit	153,604	146,830	563,387	556,454
Selling and administrative expenses	(123,678)	(107,158)	(450,784)	(437,639)
Operating profit	29,926	39,672	112,603	118,815
Other income (deductions), net	(5,341)	(6,289)	(16,316)	(23,581)
Income before income taxes	24,585	33,383	96,287	95,234
Income taxes	(5,036)	(9,783)	(22,354)	(29,073)
Net Income	19,549	23,600	73,933	66,161
Non-Controlling Interests	92	263	435	588
Net Income attributable to Matthews	$19,641	$23,863	$74,368	$66,749
Earnings per Share - Diluted	$0.60	$0.74	$2.28	$2.03
Earnings per Share - non-GAAP (1)	$1.06	$1.08	$3.60	$3.38

(1)	See the reconciliation of non-GAAP financial information provided in the table below

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

Exhibit 99.1

Matthews International Corporation	6 of 6	November 16, 2017

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2017	2016	2017	2016
Earnings per share, as reported	$0.60	$0.74	$2.28	$2.03
Acquisition-related items	0.16	0.18	0.65	0.74
Strategic initiatives and other charges	0.14	0.01	0.21	0.01
Loss recoveries, net of costs	(0.03)	—	(0.23)	—
Pension and postretirement expense (1)	0.05	0.04	0.19	0.17
Intangible amortization expense	0.14	0.11	0.50	0.43
Earnings per share, as adjusted	$1.06	$1.08	$3.60	$3.38

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited)(In thousands)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2017	2016	2017	2016
Net income attributable to Matthews	$19,641	$23,863	$74,368	$66,749
Interest expense	6,621	6,198	26,371	24,344
Income taxes	5,036	9,783	22,354	29,073
Depreciation and amortization	17,171	16,202	67,981	65,480
EBITDA	$48,469	$56,046	$191,074	$185,646
Acquisition-related items	6,134	8,216	25,748	34,674
Strategic initiatives and other charges	5,925	403	9,209	241
Loss recoveries, net of costs	(1,325)	—	(10,683)	—
Stock-based compensation	2,708	2,672	14,562	10,612
Pension and postretirement expense (1)	2,191	2,185	8,773	8,413
Adjusted EBITDA	$64,102	$69,522	$238,683	$239,586

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter or fiscal year periods.